UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Exact name of registrant as specified in its charter)

Delaware	36-3161078
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois	60631
(Address of principal executive offices)	(ZIP Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Depositary Shares Each Representing a 1/40th Interest in a Share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:  333-238152

Securities to be registered pursuant to Section 12(g) of the Act:  Not applicable.

Item 1.                   Description of Registrant’s Securities to be Registered.

The description of the general terms and provisions of the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), of First Midwest Bancorp, Inc. (the “Company”) as well as the description of the Company’s depositary shares to be registered hereunder (the “Depositary Shares”), each representing a 1/40th interest in a share of the Series A Preferred Stock, is incorporated herein by reference to the descriptions included under the captions “Description of the Preferred Stock” and “Description of the Depositary Shares,” respectively, in the Prospectus Supplement, dated as of May 13, 2020, as filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2020 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the prospectus, dated as of May 11, 2020, included in the Company’s Registration Statement on Form S-3 (File No. 333-238152), as filed with the Commission on May 11, 2020.

If any additional securities registered hereby are issued, a prospectus supplement relating to such securities will be filed with the Commission and will be incorporated herein by reference.

Item 2.                   Exhibits.

Exhibit Number	Description
3.1

Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009).

3.2

Certificate of Amendment to Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2014).

3.3

Certificate of Amendment to Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2017).

3.4

Certificate of Designations of the Company with respect to the Series A Preferred Stock, dated May 18, 2020, filed with the Secretary of State of the State of Delaware and effective May 18, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2020).

3.5

Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2016).

4.1

Deposit Agreement, dated May 20, 2020, among the Company, Computershare, Inc. and Computershare Trust Company, N.A., acting jointly as depositary, and the holders from time to time of the depositary receipts described therein (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2020).

4.2	Form of depositary receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

First Midwest Bancorp, Inc.

Date: June 8, 2020	By:	/s/ Nicholas J. Chulos
Nicholas J. Chulos
Executive Vice President, General Counsel and Corporate Secretary